Exhibit 10.32

EMPLOYMENT CONTRACT

THIS EMPLOYMENT CONTRACT made as of the 10th day of December 2008 between H. SHANE HAMMOND (hereinafter referred to as “Employee”) and TRX, INC., a Georgia corporation (hereinafter referred to as the “Company”).

WITNESSETH:

WHEREAS, the Employee has continuously been employed by the Company for several years, and the Company desires to continue his employment, and Employee desires to continue to be employed by the Company; and

WHEREAS, the Company desires to promote the Employee to the position of President and Chief Executive Officer of the Company and to enter into a new employment contract with the Employee to specify the terms set forth herein, and the Employee desires to enter into this contract based on such terms; and

WHEREAS, the parties intend that this Contract shall supersede all prior discussions, correspondence, letters, and negotiations between them related to the terms set forth herein, as well as any and all prior agreements and contracts, including but not limited to any and all prior employment contracts between the Company and the Employee;

NOW, THEREFORE, it is hereby agreed as follows:

1.        Employment of Employee. The Company hereby employs Employee for a period of three (3) years commencing on 11 December 2008 (the “Effective Date”) of this Employment Contract (the “Initial Term”), unless earlier terminated pursuant to Section 6 herein. Employee agrees to such employment on the terms and conditions herein set forth and agrees to devote his best efforts to his duties under this Employment Contract and to perform such duties diligently and efficiently and in accordance with the directions of the Company.

2.        Duties and Responsibilities. Employee shall be employed as President and Chief Executive Officer of the Company, reporting directly to the Chairman of the Board of Directors of the Company. As President and Chief Executive Officer, Employee shall have overall, day-to-day management responsibilities of the Company, in addition to any specific duties and responsibilities as may be assigned to him by the Chairman of the Board of the Company.

The Employee shall devote substantially all of his business time, attention and energies to the Company, shall act at all times in the best interests of the Company, and shall not during the term of this Employment Contract be engaged in any other business activity, whether or not such business is pursued for gain, profit, or other pecuniary advantage. Notwithstanding the foregoing, this Employment Contract shall not be construed as preventing Employee from investing his personal assets in any form or manner that will not require any services by Employee in the operation of the affairs of the business in which such investments are made; provided, however, that Employee shall not be permitted to make investments in any business competing with the business of the Company. Further, notwithstanding the foregoing provisions, this Employment Contract shall not be construed as preventing the Employee from serving as a member of the board of directors of any company as long as such service has been approved by the Chairman of the Board and such service does not distract the Employee from his duties hereunder.

3.	Compensation and Benefits.

(a)	Base Salary. As of the Effective Date of this Employment Contract, Employee’s annual salary during the Term of this Employment Contract shall be $325,000 (the “Base Salary”). The Base Salary shall be paid by the Company monthly in arrears or in accordance with the Company’s regular payroll practice.

(b)	Annual Bonus Opportunities. As President and Chief Executive Officer of the Company, the Employee shall be eligible for designation for participation in the TRX, Inc. Executive Annual Incentive Plan, which designation shall be determined and made in the discretion of the Compensation, Corporate Governance, and Nominating (the “CCGN”) Committee of the Board of Directors for each calendar year. Any EAIP bonus for the 2008 calendar year shall be determined by the CCGN Committee and approved by the Board of Directors based on (i) the Employee’s actual base salary received during the 2008 calendar year, and (ii) the officer position held by the Employee during 2008 prior to the Effective Date of this Employment Contract.

Further, upon completion of each calendar year, Employee shall be eligible for an annual discretionary bonus, in the range of 0-100% of the Employee’s Base Salary. The Compensation Committee of the Board, in its discretion, shall determine the amount of Employee’s annual discretionary bonus, if any, based on the performance of the Company and the performance of Employee for the fiscal year; provided, however, that to receive the bonus, Employee must be an “active employee in good standing” on the date that the bonus is paid. For purposes of this Employment Contract, an “active employee in good standing” shall mean that (i) Employee’s employment with the Company has not been terminated for any reason; (ii) Employee is not on probation of any kind from the Company; (iii) Employee has not given notice under this Employment Contract pursuant to Section 6 hereof; and (iv) Employee has not received written notice from the Company pursuant to Section 6 hereof.

(c)	Employee Benefits. The Company shall provide Employee medical coverage and other employee benefits substantially similar to, and on the same basis as, the coverage provided to employees of the Company. The terms, conditions and eligibility requirements of the employee benefits provided to Employee shall be governed by the employee benefit plans maintained by the Company.

(d)

Paid Time Off. Employee shall be entitled to thirty-three (33) days of paid time off per calendar year; provided, however, that if this Employment Contract is not in effect for any full calendar year, Employee shall have only a pro rata portion of such paid time off during that calendar year. Paid time off may be used for vacation, sick time, or personal holidays. The paid time off shall be administered in accordance with, and subject to, the Company’s policy on paid time off.

(e)	Automobile Allowance. Employee shall receive a monthly automobile allowance in the amount of $1,000 per month to assist him in obtaining and maintaining an automobile for his business use. Employee shall be responsible for any and all costs and liabilities, including insurance, related to such automobile.

(f)	Grant of Stock Option. The Company and the Employee have agreed that the Employee shall receive stock options to purchase a total of 300,000 shares of the Company’s common stock under the terms and conditions of the TRX, Inc. Omnibus Incentive Plan (the “Omnibus Plan”). The option grants shall be as follows: 100,000 shares shall be granted on December 11, 2008, and that option shall become 100% exercisable on December 1, 2009; and 200,000 shares shall be granted on April 11, 2009, and that option shall become exercisable as follows: 100,000 shares on December 1, 2010, and 100,000 shares on December 1, 2011; provided, however, that in order for the options to become exercisable on each stated date, the Employee must be an “active employee in good standing” (as defined in Section 3(b) above) on such date. Each option shall be granted at a per share exercise price equal to the Fair Market Value (as defined in the Omnibus Plan) on the date of grant.

(g)	Relocation Reimbursement. From time to time, Company and Employee will evaluate Employee’s potential relocation to Atlanta, Georgia. In the event that the Board determines it is in the best interests of the Company for the Employee to relocate to Atlanta, Georgia, and the Employee consents to such relocation as a result of such evaluation, which consent shall not be unreasonably withheld, Company will reimburse Employee for Employee’s relocation expenses. Any such reimbursement shall be: (i) for usual and customary expenses typically associated with the relocation of an individual in the position of President and Chief Executive Officer for similarly situated companies; and (ii) contingent on Employee providing written documentation for such expenses in the manner generally required by the Company under its policies and procedures, and in any event, the manner required to meet applicable regulations of the Internal Revenue Service relating to the deductibility of such expenses.

4.	Personnel Policies. Employee shall conduct himself at all times in a businesslike and professional manner as appropriate for a person in his position and shall represent the Company in all respects as complies with good business and ethical practices. In addition, Employee shall be subject to and abide by the policies and procedures of the Company applicable to personnel of the Company, as adopted from time to time.

5.

Business Expenses. Employee shall be reimbursed monthly by the Company for ordinary, necessary and reasonable expenses incurred by him in the performance of his duties for the Company, provided that Employee shall first document said business expenses in the manner generally required by the Company under its policies and procedures, and in any event, the manner required to meet applicable regulations of the Internal Revenue Service relating to the deductibility of such expenses.

6.	Termination.

(a)	Termination Due to Discharge for Good Cause. This Employment Contract shall terminate immediately upon the discharge of Employee for “Good Cause”. For the purposes of this Employment Contract, “Good Cause” means any act of fraud or dishonesty (whether or not in connection with the Company’s Business as hereinafter defined), competing with the Business of the Company either directly or indirectly, the breach of any provision of this Employment Contract by Employee, failure to comply with the decisions of the Company, failure to discharge Employee’s duty of loyalty to the Company, or any other matter constituting “good cause” under the laws of the State of Georgia. In the event of termination under this subsection, any earned but unpaid Base Salary and any other benefits provided herein shall be paid to Employee up to the effective date of termination of this Employment Contract and not thereafter, and if not sooner paid through normal payroll practices, such amounts shall be paid in a lump sum payment within thirty (30) days following the date of termination. In addition, subject to specific provisions of subsection 3(b), any discretionary bonus determined by the Board for the Employee following his termination of employment for Good Cause shall be payable to the Employee in a lump sum payment no later than December 31 of the calendar year during which the Board makes the determination that the Employee is entitled to such bonus.

(b)	Termination Due to Death or Disability. This Employment Contract shall terminate immediately upon the death of the Employee or upon written notice from the Board to the Employee of termination of his employment due to his Disability. For purposes of this Employment Contract, the term “Disability” shall mean that, due to a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Employee has been receiving income replacement benefits for a period of not less than three (3) months under the Company’s short-term and/or long-term disability plan. In the event of termination due to death or Disability under this subsection, the Company shall pay the Employee any earned but unpaid Base Salary and any other benefits provided herein up to the effective date of termination of this Employment Contract and not thereafter, and if not sooner paid through normal payroll practices, such amount shall be paid in a lump sum payment within thirty (30) days following the date of termination. In addition, subject to specific provisions of subsection 3(b), any discretionary bonus determined by the Board for the Employee following his termination of employment due to death or Disability shall be payable to the Employee (or his estate, as applicable) in a lump sum payment no later than December 31 of the calendar year during which the Board makes the determination that the Employee is entitled to such bonus.

(c)	Termination by the Company Without Good Cause. The Company may terminate this Employment Contract at any time without Good Cause. If the Company terminates this Employment Contract without Good Cause, the Company shall pay to Employee an amount equal to (i) any earned but unpaid Base Salary accrued through the date of termination plus the Base Salary due the Employee for the remainder of the Initial Term, but in no event for less than twelve (12) months, and (ii) reimbursement for the COBRA premiums actually incurred by Employee for continued health care coverage for Employee and his covered dependents for twelve (12) months. For compliance with Section 409A of the Internal Revenue Code of 1986, no amounts shall be payable to the Employee (or his spouse or dependents) under this subsection before the date that is six (6) months following the date of the Employee’s termination of employment. On the date that is six (6) months following the date of the Employee’s termination of employment hereunder, the Employee shall be paid a lump sum amount representing (A) the amounts that would have been paid under subsection (i) of this section, plus (B) the amounts that would have been reimbursed to him during the 6-month delay period under subsection (ii) but for the delay provision, and thereafter, the Employee (or his spouse or dependents, as applicable) shall receive monthly cash payments for the reimbursement of the amounts described in subsection (ii). In addition, subject to the specific provisions of subsection 3(b), any discretionary bonus determined by the Board for the Employee following his termination of employment due to termination without Good Cause shall be payable no later than December 31 of the calendar year in which the Board makes the determination that the Employee is entitled to such bonus.

(d)	Voluntary Termination by Employee. Employee may voluntarily terminate this Employment Contract. If Employee terminates this Employment Contract, Employee shall either give the Company twelve (12) months’ advance notice of such termination or pay to the Company an amount equal to any and all expenses, costs and other damages to the Company resulting from the lack of such notice. In the event Employee terminates this Employee Contract under this subsection, any earned but unpaid Base Salary and any other benefits provided herein shall be paid to Employee up to the effective date of termination of this Employment Contract and not thereafter, and if not sooner paid through normal payroll practices, such amounts shall be paid in a lump sum payment within thirty (30) days following the date of termination.

(e)

Termination Upon Expiration of Term. If not otherwise earlier terminated hereunder, the Employment Contract shall terminate at the end of the Initial Term; however, prior to the expiration of the Initial Term, the Company shall have the option to renew this Employment Contract for an additional one (1) year term (which additional term, if elected, shall together with the Initial Term constitute the “Term” of the Employment Contract). Should the Company decide to renew this Employment Contract pursuant to this subsection, the Company shall provide Employee with at least twelve (12) months’ advance notice of such decision; provided, however, that the renewal of the Employment Contract will not be effective until execution of an amendment to the Employment Contract by both parties. In addition, the provisions of this subsection (e), including the 12-months’ advance notice of renewal provision, are not intended to, and shall not, increase benefits under or otherwise affect any other termination provisions of Section 6 of this Employment Contract.

7.	Restrictive Covenants.

(a)	Covenants to Prior Employers. Upon execution of this Employment Contract, Employee hereby represents that he is not a party to, subject to or otherwise covered by any agreement or understanding (written or oral) with a prior employer that would restrict or in any manner limit the performance of his/her duties under this Employment Contract. Employee acknowledges that he has been instructed by the Company not to reveal or use any trade secret information from any former employer or reveal or use confidential information in violation of any agreement with any former employer.

(b)

Acknowledgment of Damage Resulting From Employee’s Competition with the Company. Employee understands and acknowledges that the Company and its related entities are engaged in the business of providing technology products and services relating to the travel industry (the “Business”), and that because of his position with the Company, he has or will obtain (i) intimate knowledge of the Business and including, but not limited to, knowledge of “Confidential Information” (as hereinafter defined), and (ii) knowledge of and relationships with the customers and suppliers used in connection with the Business of the Company and its related entities. Employee agrees and acknowledges that such knowledge, access, and relationships are such that if Employee were to violate the restrictive covenants set forth in this Section 7, the Company or its related entities would suffer harm, and the benefits that the parties bargained for under this Employment Contract would be severely and irreparably damaged. Further, Employee acknowledges and agrees that the covenants in this Section 7 were a fundamental element of the transactions contemplated by this Employment Contract and that the Company would not have been willing to enter into this Employment Contract in the absence of this Section 7. Employee agrees that the covenants contained in this Section 7 are reasonable and necessary to protect the confidentiality of the Trade Secrets and other “Confidential Information” concerning the Company acquired by Employee. For purposes of this Employment Contract, “Trade Secret” shall be as defined by the Georgia Trade Secrets Act, O.C.G.A. § 10-1-760, et seq., or other applicable state law. The provisions of this section shall be interpreted so as to protect those Trade Secrets and “Confidential Information,” and to secure for the Company the exclusive benefits of the work performed on behalf of the Company by Employee under this Employment Contract, and not to unreasonably limit Employee’s ability to engage in employment and consulting activities in noncompetitive areas which do not endanger the Company’s legitimate interests expressed in this Employment Contract. Employee also understands and agrees that the Company can reasonably amend the definition of the Business or the scope of the Business at any time upon written notice to Employee. For purposes of this Employment Contract, the term “Restricted Territory” shall mean the United States, United Kingdom, Germany and India, which the parties acknowledge and agree is a reasonable and necessary geographic limitation due to the nature of the Business and the services provided by Employee.

(c)	Covenant Not to Compete with the Company. Employee agrees that, during the term of his employment under this Employment Contract and for a period of two (2) years following the termination of his employment under this Employment Contract for whatever reason, with or without “Good Cause” or otherwise, Employee shall not, directly or indirectly, expressly or tacitly, for himself or on behalf of any entity anywhere within the Restricted Territory, (i) act as an officer, manager, advisor, executive, controlling shareholder, or consultant to any business in which his duties at or for such business include oversight of or actual involvement in providing services which are competitive with the services or products being provided or which are being produced or developed by the Company or its related entities, or are under investigation by the Company or its related entities at the termination of this Employment Contract, (ii) recruit investors on behalf of an entity which engages in activities which are competitive with the services or products being provided or which are being produced or developed by the Company or its related entities, or are under investigation by the Company or its related entities at the termination of this Employment Contract, or (iii) become employed by such an entity in any capacity which would require Employee to carry out, in whole or in part, the duties Employee has performed for the Company or its related entities which are competitive with the services or products being provided or which are being produced or developed by the Company or its related entities, or are under active investigation by the Company or its related entities at the termination of this Employment Contract.

(d)	Nonsolicitation of Customers. During Employee’s employment with the Company, Employee shall not, directly or indirectly, without the Company’s prior written consent, contact or solicit any Customer (as hereinafter defined) for business purposes unrelated to furthering the Business of the Company or its related entities. For a period of two (2) years following termination of Employee’s employment with the Company, Employee shall not, directly or indirectly, (i) contact, solicit, divert or take away any Customer (as hereinafter defined) for purposes of, or with respect to, selling a product or service which competes with the Business, or (ii) take any affirmative action in regard to establishing or continuing a relationship with a Customer for purposes of, or which directly or indirectly results in, making a sale of a product or service which competes with the Business. For purposes of this Employment Contract, the term “Customer” shall mean and refer to any customer or clients of the Company or its related entities, or prospective customers with whom the Company or its related entities have solicited business within the last twelve (12) months preceding the termination of Employee’s employment and with whom Employee had material contact.

(e)

Nonsolicitation of Employees. Employee shall not, at any time during his employment and for two (2) years after the termination of his employment, directly or indirectly, solicit, hire, retain, employ, or endeavor to entice away from the Company or its related entities any person who is or has been an employee of the Company or its related entities during Employee’s employment.

(f)	Confidentiality. Employee hereby acknowledges and agrees that during the Term of this Employment Contract, Employee will have access to Trade Secrets and “Confidential Information” of the Company or its related entities. Employee agrees that Employee shall not disclose or use, directly or indirectly, during Employee’s employment or at any time thereafter, any Trade Secrets Employee obtains during the course of Employee’s employment. Employee also recognizes that the services performed by Employee hereunder are special, unique and extraordinary and that, by reason of Employee’s employment with the Company, Employee will receive, develop, or otherwise acquire “Confidential Information” (as hereinafter defined). Except as required by the pursuit of Employee’s duties with the Company or as it is authorized in writing by the Company, Employee agrees that Employee shall not disclose or use, directly or indirectly, any Confidential Information related to the Business during Employee’s employment and for a period of two (2) years following the termination of Employee’s employment for whatever reason. The term “Trade Secret” shall be defined under Georgia law. The term “Confidential Information” shall mean and include any information, data and know-how relating to the Business of the Company or its related entities that is disclosed to Employee by the Company or known to Employee as a result of Employee’s relationship with the Company and not generally within the public domain (whether constituting a Trade Secret or not). To the extent consistent with the foregoing, “Confidential Information” includes administrative procedures, product development and technical data, sales and marketing information, customer account records, training and operations material, memoranda and manuals, personnel records, pricing information, and financial information concerning or relating to the Business and/or Customers, employees and affairs of the Company or its related entities.

(g)	Severability. In the event any or all of the covenants of this Section 7 are deemed to be overly broad, the parties hereto agree that the covenants shall be enforced to the extent that they are not overly broad.

8.	Products, Notes, Records and Software. All memoranda, notes, records and other documents and computer software made or compiled by Employee or made available to him/her during the term of this Employment Contract concerning the Business of the Company or its related entities, including, without limitation, all customer data, billing information, service data, and other technical material of the Company or its related entities, shall be the Company’s property and shall be delivered to the Company within two (2) days of the termination of this Employment Contract.

9.	Ownership of Inventions.

(a)

Disclosure to Company. Employee agrees to disclose promptly, in writing, to the Company’s Board of Directors any patentable or unpatentable, copyrightable or uncopyrightable, idea, invention, work of authorship (including, but not limited to computer programs, software and documentation), formula, device, improvement, method, process or discovery (each, an “Invention”) which relates to the Company’s Business that Employee conceives, makes, develops, or works on, in whole or in part, solely or jointly with others during the term of Employee’s employment regardless of whether (i) such invention was conceived, made, developed or worked on during Employee’s regular hours of employment or his/her time away from work; (ii) the Invention was made at the suggestion of the Company; or (iii) the Invention was reduced to drawing, written description, documentation, models or other tangible form.

(b)	Made For Hire Status of the Inventions. It is expressly agreed that the Inventions created by Employee hereunder shall be considered specially ordered or commissioned “works made for hire”, as such term is defined under the United States Copyright Act of 1976, as amended (the “Act”), and that such works and the copyright interests therein and thereto shall belong solely and exclusively to the Company and shall be considered the property of the Company for purposes of this Employment Contract. To the extent that such works do not constitute “works made for hire” under the Act, Employee, in consideration of $1.00 and other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, hereby irrevocably assigns to the Company, its successors and assigns, without royalty or any other further consideration, (i) all rights, title and interests in and to the copyrights of the Inventions and all renewals and extensions of the copyrights that may be secured under existing or future laws, and (ii) all other rights, title and interests he may have in the Inventions. Accordingly, the Company will have the right to register, in the office of the Registrar of Copyrights of the United States, the Inventions in the Company’s name as the owner and author of such Inventions. Employee shall, upon request by the Company and at the Company’s expense, promptly execute, acknowledge or deliver any documents or instruments deemed reasonably necessary by the Company to document, enforce, protect or otherwise perfect the Company’s copyright and other interests in the Inventions.

(c)	Assignment to Company. Without limiting the generality or effect of any other provision of this Employment Contract, Employee agrees to assign to the Company without royalty or any other further consideration his/her entire right, title and interest in and to any Invention Employee is required to disclose hereunder.

(d)	Records. Employee agrees to make and maintain adequate and current written records of all Inventions covered by this Employment Contract. These records shall be and remain the property of the Company.

(e)

Patents and Proprietary Rights. Employee agrees to assist the Company in obtaining, maintaining, and enforcing patents and other proprietary rights in connection with any Invention covered by this Employment Contract for which the Company has or obtains any right, title or interest. Employee further agrees that his/her obligations under this subsection shall continue beyond the termination of the Term of this Employment Contract, but if Employee is called upon to render such assistance after the termination of the Term of this Employment Contract, Employee shall be entitled to a fair and reasonable rate of compensation for such assistance. Employee, in addition, shall be entitled to reimbursement of any out-of-pocket expenses incurred at the request of the Company relating to such assistance.

(f)	Other Assignments or Contracts. Employee represents that there are no other contracts to assign inventions that are now in existence between Employee and any former employer or other person or entity. Employee further represents that he is neither participating in nor has any other employment or undertaking that might restrict or impair his/her performance of this Employment Contract.

10.	Applicable Law. This Employment Contract is being executed in the State of Georgia and shall be construed and enforced in accordance with the laws of said jurisdiction.

11.	Compliance with Code Section 409A. This Employment Contract has been drafted to be and is intended to operate in compliance with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”). Notwithstanding the language herein, any and all provisions of this Employment Contract shall be administered and interpreted to be in compliance with the provisions of Code Section 409A.

12.	Waiver of Breach. The waiver by the Company of a breach of any provision of this Employment Contract by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

13.	Successors and Assigns. This Employment Contract shall inure to the benefit of the Company, its subsidiaries and affiliates, and their respective successors and assigns. This Employment Contract and benefits hereunder are personal to Employee and may not be assigned or transferred by Employee. This Employment Contract may be freely assigned by the Company to a purchaser of all or substantially all of the assets of the Company, a subsidiary of the Company, or a division of the Company, as long as the purchaser/assignee expressly agrees in writing to assume the obligations of the Company under this Employment Contract.

14.	Entire Agreement. This instrument contains the entire agreement of the parties and supersedes any and all prior agreements regarding Employee’s employment by the Company, including, but not limited to, oral discussions, negotiations, letter agreements, or any other document concerning the possibility of employment or terms of employment with the Company. This Employment Contract may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, changes, modification, extension, or discharge is sought.

15.

Invalidity of any Provision. It is the intention of the parties hereto that the provisions of this Employment Contract shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Employment Contract which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of the Employment Contract in order to render the same valid and enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Contract under seal as of the date first above shown.

“EMPLOYEE”

/s/ H. Shane Hammond
H. Shane Hammond

“COMPANY”

/s/ Norwood H. Davis, III
TRX, Inc.

Norwood H. Davis, III
Co-Founder and Chairman